Exhibit 99.1

CVS Health Reaches Opioid Settlement Agreement with State of Florida

WOONSOCKET, R.I., March 30, 2022 — CVS Health (NYSE: CVS) announced today that it has entered into an agreement with the State of Florida to resolve claims dating back more than a decade related to prescriptions for opioid medications that were filled at Florida CVS Pharmacy locations.

Under the agreement the company will settle all opioid claims against it by Florida for $484 million, to be paid over a period of 18 years. As a result, CVS Pharmacy will no longer be a defendant in Florida’s opioid lawsuit that is scheduled for trial in April 2022.

“Putting these claims behind us is in the best interest of all parties and helps sharpen our focus on delivering a personalized, connected health care experience for the millions of consumers who rely on us,” said Thomas Moriarty, Chief Policy and External Affairs Officer and General Counsel, CVS Health. “We look forward to continuing our longstanding partnership with the State of Florida in providing programs, services and solutions to reduce the illegitimate use of opioid medications.”

The settlement amount is expected to be used by the State of Florida to support its efforts to combat opioid addiction and abuse.

CVS Health will continue to build on its own established efforts to fight opioid abuse, which include:

•	Significant investments in technology and procedures to support its pharmacists in exercising their professional obligations
•	Innovative, comprehensive, and industry-leading policies, procedures and controls relating to the dispensing of controlled substances
•	Effective educational programs for patients and providers, as well as a Pharmacists Teach program focused on prescription drug misuse that has reached 600,000 teens and parents
•	Rollout of more than 4,000 safe medication disposal units in stores and local police departments across the country, which to date have collected four million pounds of unused medication
•	Installation of time delay safes in nearly 6,800 pharmacies across 23 states and Washington, DC to help deter opioid robberies
•	Nationwide access in CVS Pharmacy locations to life-saving opioid overdose reversal medication

The settlement with the State of Florida includes no admission of wrongdoing. As a result of the unique facts and circumstances of the Florida claims, the settlement value should not be extrapolated to any other opioid-related litigation in which CVS Health is involved. CVS Health will continue to vigorously defend against other lawsuits relating to opioids.

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About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and approximately 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses, and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications, or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Learn more at www.cvshealth.com.

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Mike DeAngelis

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Michael.DeAngelis@CVSHealth.com

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